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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

EDISON BROTHERS STORES, INC.
  AND SUBSIDIARIES
                                            1993        1992         1991
                                         (In thousands, except per share data)
Income from continuing operations         $ 22,134    $ 71,097     $ 60,807
Preferred stock dividends                      (26)        (29)         (29)
Income before cumulative effect of a
 change in accounting principle             22,108      71,068       60,778
Cumulative effect on prior years'
 income of the change in post-
 retirement benefits accounting method                 (23,111)
Net income applicable to common stock     $ 22,108    $ 47,957     $ 60,778

SIMPLE AND PRIMARY
    Weighted average shares outstanding     21,998      21,744       21,489
    Net effect of dilutive stock options
  - based on the treasury method               188         374          457
       TOTAL                                22,186      22,118       21,946

    Per common share amounts: Simple
    Income before cumulative effect of a
  change in accounting principle          $   1.01    $   3.27     $   2.83
    Cumulative effect on prior years'
  income of the change in post-
  retirement benefits accounting
  method                                                 (1.06)
    Net Income applicable to common
  stock                                   $   1.01    $   2.21     $   2.83

    Per common share amounts: Primary
    Income before cumulative effect of a
  change in accounting principle          $   1.00    $   3.21     $   2.77
    Cumulative effect on prior years'
  income of the change in
  postretirement benefits accounting
  method                                                 (1.04)
    Net Income applicable to common
  stock                                   $   1.00    $   2.17     $   2.77

FULLY DILUTED
    Weighted average shares outstanding     21,998      21,744       21,489
    Net effect of dilutive stock options
  - based on treasury method                   212         390          482
       TOTAL                                22,210      22,134       21,971
    Per common share amounts:  Fully
  diluted
    Income before cumulative effect of a
  change in accounting principle          $   1.00    $   3.21     $   2.77
    Cumulative effect on prior years'
  income of the change in
  postretirement benefits accounting
  method                                                 (1.04)

    Net Income applicable to common
  stock                                   $   1.00    $   2.17     $   2.77

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